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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               DURECT Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    266605104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/01
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)

         [_]  Rule 13d-1(c)

          X   Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------                                     -------------------
CUSIP NO.   266605104            SCHEDULE 13G                 PAGE 2 OF 6
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      THOMAS A. SCHRECK
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]
      N/A
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      USA
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES              N/A
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             2,823,000
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             N/A
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               2,823,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,823,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]
      N/A
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      INDIVIDUAL (IN)
------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             DURECT Corporation
             --------------------------------------------------------------

Item 1(b).   Address of Issuer's Principal Executive Offices:

             10240 Bubb Road, Cupertino, CA. 95014
             --------------------------------------------------------------

Item 2(a).   Name of Person Filing:

             Thomas A. Schreck
             --------------------------------------------------------------

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             10240 Bubb Road, Cupertino, CA. 95014
             --------------------------------------------------------------

Item 2(c).   Citizenship:

             USA
             --------------------------------------------------------------

Item 2(d).   Title of Class of Securities:

             Common Stock
             --------------------------------------------------------------

Item 2(e).   CUSIP Number:

             266605104
             --------------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

             N/A

Item 4.      Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          2,823,000
          ----------------------------------------------------------------------

     (b)  Percent of Class:

          5.8%
          ----------------------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)    Sole power to vote or to direct the vote     N/A
                                                            --------------------

          (ii)   Shared power to vote or to direct the vote     2,823,000
                                                            --------------------

          (iii)  Sole power to dispose or to direct the disposition of    N/A
                                                                        --------

          (iv)   Shared power to dispose or to direct the disposition of
                 2,823,000
                 ---------------------------------------------------------------

Item 5.      Ownership of Five Percent or Less of a Class.

             N/A

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

     By operation of Community Property laws of the state of California, reporting persons Spouse has the shared right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

             N/A

Item 8.      Identification and Classification of Members of the Group.

             N/A

Item 9.      Notice of Dissolution of Group.

             N/A

Item 10.     Certification.

             (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

             N/A

             (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

             N/A

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 5, 2002
                                        ----------------------------------------
                                                           Date


                                                 /s/ Thomas A. Schreck
                                        ----------------------------------------
                                                        Signature


                                                 Thomas A. Schreck/CFO
                                        ----------------------------------------
                                                        Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).